Exhibit 1.1

Execution Version

GOLAR LNG PARTNERS LP

$150,000,000 of Common Units Representing Limited Partner Interests

EQUITY DISTRIBUTION AGREEMENT

September 13, 2017

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Ladies and Gentlemen:

Golar LNG Partners LP, a limited partnership organized under the laws of the Republic of The Marshall Islands (the “Partnership”), Golar GP LLC, a limited liability company organized under the laws of the Republic of The Marshall Islands (the “General Partner”), and Golar Partners Operating LLC, a limited liability company organized under the laws of the Republic of The Marshall Islands (the “Operating Company” and, together with the Partnership and the General Partner, the “Partnership Parties”), each confirm their agreement (this “Agreement”) with Wells Fargo Securities, LLC (the “Manager”) as follows:

1.  Description of Units.

The Partnership proposes to issue and sell through or to the Manager, acting as agent and/or principal, common units representing limited partner interests in the Partnership (“Common Units”) having an aggregate gross sales price of up to $150,000,000 (the “Units”) from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement.  The Partnership agrees that whenever it determines to sell Units directly to the Manager as principal it will enter into a separate written agreement, in form and substance satisfactory to the Partnership and the Manager, containing the terms and conditions of such sale with the Manager (a “Terms Agreement”).

The Partnership has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form F-3 (File No. 333-219065), under which the Partnership may, from time to time, issue and sell up to an aggregate of $150,000,000 Common Units.

The entities set forth on Schedule I hereto are direct or indirect subsidiaries of the Operating Company and are referred to herein collectively as the “Operating Subsidiaries.”  The Partnership Parties and the Operating Subsidiaries are hereinafter referred to collectively as the “Partnership Entities.”

2.  Representations and Warranties.

The Partnership Parties represent and warrant, jointly and severally, to the Manager as of the date hereof, as of each Representation Date (as defined below), as of each Applicable Time (as defined below) and as of each Settlement Date (as defined below) (in each case as if such representations and warranties were made as of such date, but modified to relate to the Registration Statement, the Prospectus and the documents incorporated by reference therein, in each case as amended or supplemented as of such date) and agree with the Manager, as follows:

(a)                                 Registration.  A registration statement on Form F-3 (File No. 333-204616), including a prospectus (hereinafter referred to as the “Base Prospectus”) in respect of the Units has been filed with the Commission not earlier than three years prior to the date hereof; the Base Prospectus and any post-effective amendment thereto, each in the form heretofore delivered to the Manager, have been declared effective by the Commission in such form. Such registration statement, as amended, entered into in connection with a specific offering of the Units and including any documents incorporated by reference therein, including exhibits and financial statements and any prospectus supplement relating to the Units that is filed with the Commission pursuant to Rule 424(b) (“Rule 424(b)”) under the Securities Act (as such term is defined herein) and deemed part of such registration statement pursuant to Rule 430B under the Securities Act, is hereinafter referred to as the “Registration Statement.” The Partnership meets the requirements of the Securities Act for the use of the Form F-3. No stop order suspending the effectiveness of the Registration Statement, any part thereof or any post-effective amendment thereto, if any, has been issued and no proceeding for that purpose has been initiated or threatened by the Commission. The prospectus supplement which describes the Units and the offering thereof is hereinafter called the “Prospectus Supplement.” The Base Prospectus, as it may be supplemented by the Prospectus Supplement, in the form first filed pursuant to Rule 424(b) under the Securities Act in accordance with Section 6(k) hereof, is hereinafter called the “Prospectus.” Any reference herein to the Base Prospectus, Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3 under the Securities Act, as of the date of such prospectus; any reference to any amendment or supplement to the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement relating to the Units filed with the Commission pursuant to Rule 424(b) under the Securities Act and any documents filed under the Exchange Act (as such term is defined herein), and incorporated therein, in each case after the date of the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Partnership filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement. Any “issuer free writing prospectus” as defined in Rule 433 under the Securities Act relating to the Units is hereinafter called an “Issuer Free Writing Prospectus.”  No order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission.

(b)                                 No Material Misstatements or Omissions.  On the Effective Date, the Registration Statement did, and when the Prospectus is first filed in accordance with Rule 424(b) and on any Settlement Date, the Prospectus (and any supplements thereto) will, comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder; the Registration Statement, as of the date hereof and each effective date with respect thereto, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Prospectus nor any amendments or supplements thereto, as of their respective dates, and at each Applicable Time and Settlement Date, as the case may be, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Partnership Parties make no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Partnership by or on behalf of the Manager expressly for inclusion in the Registration Statement or the Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of the Manager consists of the information described as such in Section 7(b) hereof.

(c)                                  Ineligible Issuer. For purposes of each offering of the Units pursuant to the transactions under this Agreement that are not firm commitment underwritings, the Partnership is an “ineligible issuer” (as defined in Rule 405 under the Securities Act) as of the eligibility determination date for purposes of Rules 164 and 433 under the Securities Act.

(d)                                 Formation and Qualification of Partnership Entities. Each of the Partnership Entities has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its respective jurisdiction of formation or incorporation with all limited liability company, limited partnership or corporate power and authority, as applicable, to own or lease and to operate its properties currently owned or leased and to conduct its business as currently conducted, in each case as described in the Registration Statement and the Prospectus.  Each of the Partnership Entities is duly qualified to do business as a foreign limited partnership, limited liability company or corporation, as applicable, and is in good standing under the laws of each jurisdiction that requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), prospects, earnings, securityholders’ equity, results of operations, business or properties of the Partnership Entities taken as a whole (a “Material Adverse Effect”) or (ii) subject the limited partners of the Partnership to any material liability or disability.

(e)                                  Power and Authority to Act as a General Partner.  The General Partner has full power and authority to act as general partner of the Partnership in all material respects as described in the Registration Statement and the Prospectus.

(f)                                   Ownership of the General Partner.  Golar LNG Limited, a Bermuda exempted company (“Golar”), owns 100% of the limited liability company interests in the General Partner; such limited liability company interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the General Partner, as in effect on the date hereof (the “General Partner LLC Agreement”) and are fully paid (to the extent required by the General Partner LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 20, 31, 40 and 49 of the Republic of The Marshall Islands Limited Liability Company Act of 1996 (the “Marshall Islands LLC Act”)); and Golar owns such limited liability company interests free and clear of all liens, encumbrances, security interests, charges, equities or other claims (“Liens”).

(g)                                  Ownership of the General Partner Interest in the Partnership.  The General Partner is the sole general partner of the Partnership, with a 2.0% general partner interest in the Partnership, which is represented by 1,413,231 general partner units on the date hereof (the “General Partner Units”); the General Partner Units have been duly authorized and validly issued in accordance with the partnership agreement of the Partnership (as the same may be amended and restated on or prior to the date hereof, the “Partnership Agreement”), and the General Partner owns such general partner interest free and clear of all Liens (except restrictions on transferability contained in the Partnership Agreement and as described in the Registration Statement and the Prospectus).

(h)                                 Ownership of Sponsor Units and Incentive Distribution Rights.  Golar owns the number of Common Units representing limited partner interests as set forth in the Prospectus (the Common Units owned by Golar, the “Sponsor Units”); and (ii) the General Partner owns all of the Partnership’s incentive distribution rights (the “Incentive Distribution Rights”).  All of the Sponsor Units and the Incentive Distribution Rights, and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as described in the Registration Statement and the Prospectus and except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of The Marshall Islands Limited Partnership Act (the “Marshall Islands LP Act”)); and Golar and the General Partner own the Sponsor Units and the Incentive Distribution Rights, respectively, free and clear of all Liens (except restrictions on transferability contained in the Partnership Agreement, as described in the Registration Statement and the Prospectus and arising under the margin loan agreement, dated March 3, 2017 with Citibank N.A., as administrative agent, initial collateral agent, calculation agent and lender).

(i)                                     Ownership of the Operating Company.  As of the date hereof, the Partnership owns a 100% membership interest in the Operating Company; such membership interest has been duly authorized and validly issued in accordance with the limited liability company agreement of the Operating Company (as the same may be amended and restated on or prior to the date hereof, the “Operating Company LLC Agreement”) and is fully paid (to the extent required under the Operating Company LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 20, 31, 40 and 49 of The Marshall Islands LLC Act); and the Partnership owns such membership interest free and clear of all Liens other than Liens arising under the $800 million Senior Secured Facilities Agreement, dated as of April 27, 2016, among the Operating Company, the Partnership and the guarantors and lenders party thereto (the “Credit Agreement”).

(j)                                    Ownership of the Operating Subsidiaries.  As of the date hereof, the Operating Company owns, directly or indirectly, 100% of the equity interests in each of the Operating Subsidiaries, except Aurora Management Inc. and Faraway Maritime Shipping Company, in which it owns, directly or indirectly, 90% and 60%, respectively, of such equity interests and in which Chinese Petroleum Corporation owns, directly or indirectly, 10% and 40%, respectively, of such equity interests and except PT Golar Indonesia, in which it owns 49% of such equity interests and in which PT Pesona Sentra Utama owns 51% of such equity interests; in each case, such equity interests have been duly authorized and validly issued in accordance with the charter, bylaws, limited liability company agreement or other organizational documents of each Operating Subsidiary (the “Subsidiary Organizational Documents”) and are fully paid (to the extent required under the Subsidiary Organizational Documents) and nonassessable; and the Operating Company owns such equity interests free and clear of all Liens other than Liens arising under the Credit Agreement, Liens under joint venture agreements regarding the Golar Mazo (the “Mazo JV Documents”), and Liens arising under and related to the Lease Agreement dated August 27, 2003 among A&L CF June (3) Limited and Golar LNG 2215 Corporation, as amended, in respect of the Methane Princess.

(k)                                 No Other Subsidiaries.  As of the date hereof, except as described in Sections 2(f), 2(g), 2(h) and 2(i), and other than the Operating Company’s ownership of Golar LNG NB13 Corporation, none of the Partnership Entities owns directly or indirectly, any equity or long-term debt securities of any other corporation, partnership, limited liability company, joint venture, association or other entity.

(l)                                     Capitalization.  As of the date hereof, the capitalization of the Partnership is as set forth in the Prospectus; the Common Units have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as described in the Registration Statement and the Prospectus and except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act).

(m)                             No Preemptive Rights, Registration Rights or Options. Except as described in the Registration Statement and the Prospectus, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity interests in the Partnership Entities or (ii) outstanding options or warrants to purchase any securities of the Partnership Entities.  Neither the filing of the

Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership.

(n)                                 Authority and Authorization.  Each of the Partnership Parties has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.  All partnership or limited liability company action required to be taken by the Partnership, its unitholders or any of the Partnership Entities for (i) the authorization, issuance, sale and delivery of the Units, (ii) the execution and delivery by the Partnership Parties of this Agreement and (iii) the consummation of the transactions contemplated by this Agreement has been validly taken. At each Settlement Date, the Units to be sold by the Partnership and the limited partner interests represented thereby will have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered against payment therefor in accordance with this Agreement, will have been validly issued.

(o)                                 Authorization, Execution and Delivery of this Agreement.  This Agreement has been duly authorized, executed and delivered by each of the Partnership Parties.

(p)                                 Authorization, Execution, Delivery and Enforceability of Other Agreements.

(i)                                     the General Partner LLC Agreement has been duly authorized, executed and delivered by Golar and is a valid and legally binding agreement of Golar, enforceable against Golar in accordance with its terms;

(ii)                                  the Partnership Agreement has been duly authorized by the General Partner and Golar and is a valid and legally binding agreement of the General Partner and Golar, enforceable against each of them in accordance with its terms; and

(iii)                               the Operating Company LLC Agreement has been duly authorized, executed and delivered by the Partnership and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms.

provided, however, that with respect to each agreement described in this Section 2(p), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions with respect to violations of federal securities laws contained in any of such agreements may be limited by applicable laws and public policy.

The agreements described in clauses (i) through (iii) of this Section 2(p) are herein collectively referred to as the “Organizational Documents.”

(q)                                 No Conflicts.  None of (i) the offering, issuance or sale of the Units pursuant to the terms of this Agreement, (ii) the execution, delivery and performance of this Agreement by the Partnership Parties, or (iii) the consummation of the transactions contemplated hereby (A) constituted, constitutes or will constitute a violation of the Organizational Documents or any of the organizational documents of the Partnership Entities, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Partnership Entities is a party or by which any of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Partnership Entities or any of their properties or assets in a proceeding to which any of them or their property is a party or (D) resulted, results or will result in the creation or imposition of any Lien upon any property or assets of any of the Partnership Entities, except for such conflicts, breaches, violations, defaults or Liens, in the case of clauses (B), (C) or (D), which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not materially impair the ability of the Partnership Parties to consummate the transactions provided for in this Agreement.

(r)                                    No Consents.  No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Partnership Entities or any of their properties or assets is required in connection with (i) the offering or sale of the Units, (ii) the execution, delivery and performance of this Agreement or the fulfillment of the terms hereof by the Partnership Entities or (iii) the consummation of any other transactions contemplated by this Agreement, except for (i) such permits, consents, approvals and similar authorizations required under the Securities Act, the Exchange Act and state securities or “Blue Sky” laws of any jurisdiction, (ii) such consents that have been, or prior to the first Settlement Date will be, obtained and (iii) such consents that, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

(s)                                   No Defaults.  None of the Partnership Entities is (i) in violation of its organizational documents, (ii) in violation of any statute, law, rule or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Partnership Entities or any of their properties or assets or (iii) in breach, default (or an event that, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, which in the case of clauses (ii) and (iii) would, if continued, reasonably be expected to have a Material

Adverse Effect or materially impair the ability of any of the Partnership Entities to perform their obligations under this Agreement.

(t)                                    Conformity of Units to Description.  The Units conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

(u)                                 No Labor Dispute.  Except as set forth in the Registration Statement and the Prospectus, no labor problem or dispute with the employees of any Partnership Entity exists or, to the knowledge of the Partnership Entities, is threatened or imminent, and none of the Partnership Entities is aware of any existing or imminent labor disturbance by the employees of any of the Partnership Entities’ principal suppliers, contractors or customers, which, in any case, would reasonably be expected to have a Material Adverse Effect.

(v)                                 Financial Statements.  The historical financial statements incorporated by reference in the Registration Statement and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby and on the basis stated therein, as of the dates and for the periods indicated; such financial statements comply as to form with the applicable accounting requirements of Regulation S-X under the Securities Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved.  All disclosures contained in the Registration Statement or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Prospectus fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(w)                               Independent Registered Public Accounting Firm. Ernst & Young LLP, who has audited certain financial statements incorporated by reference in the Registration Statement and the Prospectus and delivered its reports with respect thereto, is an independent registered public accounting firm with respect to such entities within the meaning of the Securities Act and the applicable published rules and regulations thereunder and the rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”).

(x)                                 Absence of Litigation.  Except as described in the Registration Statement and the Prospectus, there is no (i) action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of any of the Partnership Parties, threatened, to which any of the Partnership Entities is or may be a party or to which the property of any of the Partnership Entities is or may be subject, (ii) statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency with respect to any

Partnership Entity or (iii) injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction, to which any of the Partnership Entities is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, would, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or result in the suspension of the offering and sale of the Units.

(y)                                 Title to Properties.  The Partnership Entities have good title to all personal property described in the Registration Statement and the Prospectus to be owned by the Partnership Entities, and each of the Partnership Entities and, to the Partnership Parties’ knowledge, the other entities identified on Exhibit B hereto hold the interest in the applicable vessel set forth opposite its name on Exhibit B (“Vessels”), in each case free and clear of all Liens except (i) as described, and subject to the limitations contained, in the Registration Statement and the Prospectus, or (ii) as do not materially affect the value of such property, taken as a whole, and do not materially interfere with the use of such properties, taken as a whole, as they have been used in the past and are proposed to be used in the future, as described in the Registration Statement and the Prospectus (the Liens described in clauses (i) and (ii) above being “Permitted Liens”); provided that with respect to any interest in real property and buildings held under lease by the Operating Company or any of the Operating Subsidiaries, such real property and buildings are held under valid and subsisting and enforceable leases (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  The Partnership Entities do not own, lease or otherwise have interest in any real property.

(z)                                  Vessel Registration.  Each Vessel is duly registered under the laws of the jurisdiction set forth on Exhibit B.

(aa)                          Tax Returns.  Each of the Partnership Entities has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect.

(bb)                          Insurance.  The Partnership Entities carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as are generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect.  The Partnership Entities have no reason to believe that they will not be able to (i) renew their existing insurance coverage as and when such policies expire or (ii) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their business as now conducted and at a cost that would not reasonably be expected to have a Material Adverse Effect.

(cc)                            Distribution Restrictions.  Except as provided by Section 43 of The Marshall Islands Business Corporations Act or Section 5.9 of the Liberian Business Corporation Act, the Credit Agreement and the Mazo JV Documents, no subsidiary of the Partnership or the Operating Company is currently prohibited, directly or indirectly, from paying any distributions to the Partnership or the Operating Company, from making any other distribution on such subsidiary’s equity interests, from repaying to the Partnership or the Operating Company any loans or advances to such subsidiary from the Partnership or the Operating Company or from transferring any of such subsidiary’s property or assets to the Partnership or the Operating Company or any other subsidiary of the Partnership or the Operating Company, except as described in or contemplated by the Registration Statement and the Prospectus.

(dd)                          Licenses and Permits.  Except as described in or contemplated by the Registration Statement and the Prospectus, and except for those that are the responsibility of the charter parties to obtain pursuant to the terms of the charter agreements relating to the Vessels as such agreements are currently in effect (the “Charter Agreements”), the Partnership Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to own or lease their properties and to conduct their business in the manner described in the Registration Statement and the Prospectus, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; except as described in the Registration Statement and the Prospectus, the Partnership Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the Partnership Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.  To the knowledge of the Partnership Parties, the charter parties to the Charter Agreements possess, or reasonably expect to possess in the ordinary course of business as necessary, the Governmental Licenses that are the responsibility of the charter parties to obtain pursuant to the terms of the Charter Agreements.

(ee)                            Environmental Laws.  Each Partnership Entity (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to pollution or the protection of the environment or imposing liability or standards of conduct concerning the use, handling, storage or management of any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) has received all permits required of it under applicable Environmental Laws to conduct its respective businesses as presently conducted (“Environmental Permits”) except for any such Environmental Permits that are the responsibility of the charter parties under the Charter Agreements and that the Partnership Parties reasonably expect such charter parties to obtain, (iii) is in compliance with all terms and conditions of any such permits and (iv) does not have any liability in connection with any known or threatened release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any hazardous, toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.  In the ordinary course of business, the Partnership Entities periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluate costs and liabilities that they believe are reasonably likely to be incurred pursuant to such Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).  On the basis of such review, the Partnership Entities have reasonably concluded that such associated costs and liabilities relating to the Vessels would not, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of the Partnership Parties, the parties to the Charter Agreements possess, or reasonably expect to possess in the ordinary course as necessary, the Environmental Permits that are the responsibility of the charter parties to obtain pursuant to the terms of the Charter Agreements.

(ff)                              Intellectual Property.  Except as would not result in a Material Adverse Effect, (i) the Partnership Entities own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on their business in the manner described in the Registration Statement and the Prospectus, and (ii) the Partnership Entities have not received any notice and are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests in the Partnership Entities.

(gg)                            Certain Relationships and Related Transactions.  No relationship, direct or indirect, exists between or among any Partnership Entity, on the one hand, and the directors, officers, stockholders, affiliates, customers or suppliers of any Partnership Entity, on the other hand, that is required to be described in the Registration Statement or the Prospectus but is not so described.

(hh)                          Description of Legal Proceedings and Contracts; Filing of Exhibits.  There are no legal or governmental proceedings pending or, to the knowledge of the

Partnership Parties, threatened or contemplated, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective properties or assets is subject, that are required to be described in the Registration Statement or the Prospectus but are not so described, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Securities Act.  The statements included in the Registration Statement and the Prospectus insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate summaries of such legal matters, agreements, documents or proceedings in all material respects.

(ii)                                  Sarbanes-Oxley Act of 2002.  The Partnership is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith and the rules of the Nasdaq Stock Market LLC that are effective and applicable to the Partnership.

(jj)                                No Material Adverse Change. Since the date of the latest audited financial statements included or incorporated by reference in the Registration Statement and the Prospectus, (i) none of the Partnership Parties has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, (ii) there has not been any material change in the capitalization or material increase in the long-term debt of the Partnership Parties or any material adverse change or any development involving or which could reasonably be expected to involve, individually or in the aggregate, a prospective material adverse change in or affecting the general affairs, management, condition (financial or otherwise), stockholders’ equity, partners’ equity, members’ equity, results of operations, business, properties, assets or prospects of the Partnership Parties, taken as a whole, and (iii) none of the Partnership Parties has incurred any liability or obligation, direct, indirect or contingent, or entered into any transactions, whether or not in the ordinary course of business, that, individually or in the aggregate, is material to the Partnership Parties, taken as a whole, except, (a) in the case of (i) through (iii) above, as set forth or contemplated in the Registration Statement and the Prospectus and except as would not in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) in the case of (ii) above, for any changes in the capitalization or long-term debt of Sea 23 Leasing Co. Limited.

(kk)                          Investment Company.  None of the Partnership Entities is, and after giving effect to the offering and sale of the Units, none of the Partnership Entities will be, an “investment company” or a company “controlled by” an “investment company,” each as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ll)                                  Passive Foreign Investment Company.  The Partnership will not be a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year ending December 31, 2017, and based on the Partnership’s current and expected assets, income and operations as described in the Registration Statement and the Prospectus, the Partnership does not believe that it is likely to become a PFIC for any future taxable year.

(mm)                  Section 883 Exemption.  Based upon the assumptions and subject to the limitations set forth in the Registration Statement and the Prospectus (or any documents incorporated by reference therein), the Partnership believes that it will qualify for the exemption from United States federal income tax with respect to its U.S. source international transportation income under Section 883 of the Code for the taxable year ending December 31, 2017 and for future tax years, provided that less than 50 percent of its Common Units are owned by “5-percent shareholders” (other than Golar or its affiliates) as defined in Treasury Regulation 1.883-2(d)(3) for more than half the number of days during each such year.

(nn)                          Tax Status.  The Partnership has properly elected to be classified as an association taxable as a corporation for United States federal income tax purposes.  In addition, each of the General Partner, Golar LNG 2215 Corp., Golar 2215 (UK) Ltd., Golar Spirit (UK) Ltd., Golar Winter (UK) Ltd., Golar Freeze (UK) Ltd. and Golar Freeze Holding Co is properly classified as an association taxable as a corporation for United States federal income tax purposes.  Each of the Partnership Entities, other than the Partnership and the entities referenced in the preceding sentence, has properly elected to be classified as disregarded as an entity separate from its owner for United States federal income tax purposes.

(oo)                          Books and Records.  The Partnership Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(pp)                          Market Stabilization.  None of the Partnership Entities has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.

(qq)                          Foreign Corrupt Practices Act.  No Partnership Entity nor, to the knowledge of the Partnership Parties, any director or officer of any Partnership Entity, is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such Persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Partnership and its subsidiaries have instituted and maintain policies and procedures to ensure compliance therewith.

(rr)                                Anti-Money Laundering Laws.  The operations of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Partnership Entities with respect to the Money Laundering Laws is pending or, to the knowledge of the Partnership Parties, threatened.

(ss)                              Sanctions Laws and Regulations.  None of the Partnership Entities nor, to the knowledge of the Partnership Parties, any director or officer, of the Partnership Entities (i) is, or is controlled or 50% or more owned by or is acting on behalf of, an individual or entity that is currently subject to any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, the United Kingdom (including sanctions administered or enforced by Her Majesty’s Treasury) or other relevant sanctions authority that broadly prohibit dealings with that individual or entity (collectively, “Sanctions” and such persons, “Sanctioned Persons”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) to the extent applicable, will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).  Except as disclosed in the Registration Statement or the Prospectus, none of the Partnership Entities has knowingly engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years where such dealings or transactions would have violated said Sanctions, nor does any of the Partnership Entities have any plans to increase its dealings or transactions with or for the benefit of Sanctioned Persons, or with or in Sanctioned Countries, where such dealings or transactions would have violated said Sanctions.

(tt)                                Office of Foreign Assets Control.  None of the Partnership Entities, nor, to the knowledge of the Partnership Parties, any director, officer, agent, employee or affiliate of a Partnership Entity is currently the subject of or engaged in any activity in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing any activities of any person currently subject to or engaged in any activities in violation of any U.S. sanctions administered by OFAC.

(uu)                          Statistical Data.  Any statistical and market-related data included in the Registration Statement or the Prospectus are based on or derived from sources that the Partnership believes to be reliable and accurate.

(vv)                          No Distribution of Other Offering Materials.  None of the Partnership Entities has distributed or will distribute any offering material in connection with the offering and sale of the Units to be sold hereunder by the Manager as principal or agent for the Partnership other than the Prospectus, any Issuer Free Writing Prospectus to which the Manager has consented in accordance with this Agreement or any other materials, if any, permitted by the Securities Act, including Rule 134 thereunder.

(ww)                      Listing on the Nasdaq Global Market.  As of the date hereof, the Partnership has submitted proper notifications regarding the listing of the Units to the NASDAQ Global Market (the “NASDAQ”).

(xx)                          Disclosure Controls.  (i) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Partnership to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(yy)                          Transfer Taxes. No stamp or other issuance or transfer taxes are payable by or on behalf of the Manager in connection with (A) the delivery of the Units to be sold by the Partnership in the manner contemplated by this Agreement or (B) the sale and delivery by the Manager of the Units as contemplated herein.

Any certificate signed by any officer of any of the Partnership Parties and delivered to the Manager or counsel for the Manager in connection with the offering of the Units shall be deemed a representation and warranty by such Partnership Party, as to matters covered thereby, to the Manager.

3.  Sale and Delivery to the Manager; Settlement.

(a)                                 Sale of Units.  On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Partnership agrees to issue and sell through the Manager, acting as sales agent, and the Manager agrees to use its commercially reasonable efforts to sell, as agent for the Partnership, the Units on the following terms:

(1)                                 The Units are to be sold by the Manager on a daily basis or otherwise as shall be agreed to by the Partnership and the Manager on any day that (A) is a trading day for the NASDAQ (other than a day on which the NASDAQ is scheduled to close prior to its regular weekday closing time), (B) the Partnership, through any of the individuals listed as authorized representatives of the Partnership on Exhibit A hereto (which may be updated from time to time by a certificate from the Partnership to the Manager) (the “Authorized Partnership Representatives”) has instructed any of the individuals listed as authorized representatives of the Manager on Exhibit A hereto (which may be updated from time to time by a certificate from the Manager to the Partnership) (the “Authorized Manager Representatives”) by telephone (confirmed promptly by electronic mail) to make such sales, and (C) the Partnership has satisfied its obligations under Section 6 of this Agreement. The Partnership will designate (i) the maximum amount of the Units to be sold by the Manager daily as agreed to by the Manager (in any event not in excess of the amount available for issuance under the Prospectus and the currently effective Registration Statement) and (ii) the minimum price per Unit at which such Units may be sold. Subject to the terms and conditions hereof, the Manager shall use its commercially reasonable efforts to sell on a particular day all of the Units designated for the sale by the Partnership on such day. The gross sales price of the Units sold under this Section 3(a) shall be the market price for the Partnership’s Common Units sold by the Manager under this Section 3(a) on the NASDAQ at the time of sale of such Units. For the avoidance of doubt, the Partnership shall submit instructions to sell Units to only one Manager, if any, on any single trading day.

(2)                                 The Partnership acknowledges and agrees that (i) there can be no assurance that the Manager will be successful in selling Units, (ii) the Manager will not incur any liability or obligation to the Partnership or any other person or entity if it does not sell Units for any reason other than a failure by the Manager to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Units as required under this Section 3 and (iii) the Manager shall be under no obligation to purchase Units on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Manager and the Partnership in writing pursuant to a Terms Agreement.

(3)                                 Notwithstanding the foregoing, the Partnership, through any of the Authorized Partnership Representatives, may instruct the Authorized Manager Representatives by telephone (confirmed promptly by electronic mail) not to sell Units if such sales cannot be effected at or above the price designated by the Partnership in any such instruction. The Partnership or the Manager may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend or terminate the offering of the Units with respect to which the Manager is acting as sales agent for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Units sold hereunder prior to the giving of such notice. During any such period of suspension, the Partnership shall not be obligated to deliver (or cause to be delivered) any of the documents referred to in Sections 4(n) through 4(u), be deemed to affirm any of the representations or warranties contained in this Agreement, or be obligated to conduct any due diligence session as referred to in Section 4(l) until the termination of the suspension and the recommencement of the offering of the Units pursuant to this Agreement (which recommencement shall constitute a Representation Date).

(4)                                 Subject to the terms of a Terms Agreement, the Manager may sell Units (i) by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NASDAQ, on any other existing trading market for the Common Units, (ii) to or through a market maker, or (iii) directly on or through an electronic communication network, a “dark pool” or any similar market venue.  Subject to the terms of a Terms Agreement, the Manager may also sell Units by any other method permitted by law, including but not limited to in privately negotiated transactions.

(5)                                 The compensation to the Manager for sales of the Units with respect to which the Manager acts as sales agent under this Agreement shall be up to 2.0% of the gross sales price of the Units sold pursuant to this Section 3(a) and payable as described in Section 3(b) below. The foregoing rate of compensation shall not apply when the Manager acts as principal, in which case the Partnership may sell Units to the Manager as principal at a price mutually agreed upon at the relevant Applicable Time pursuant to a Terms Agreement.

(6)                                 The Manager acting as sales agent hereunder shall provide written confirmation (which may be by facsimile or electronic mail) to the Partnership following the close of trading on the NASDAQ each day in which the Units with respect to which the Manager is acting as sales agent are sold under this Section 3(a) setting forth the number of the Units sold on such day, the aggregate gross sales proceeds, the compensation payable by the Partnership to the Manager with respect to such sales and the Net Proceeds (as defined below) payable to the Partnership.

(b)                                 Settlement of Units.  Settlement for sales of Units pursuant to Section 3(a) will occur on the second Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”).  The amount of proceeds to be delivered to the Partnership on a Settlement Date against receipt of the Units sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Manager acting as sales agent at which such Units were sold, after deduction for (i) the Manager’s commission, discount or other compensation for such sales payable by the Partnership pursuant to Section 3(a)(5) hereof, (ii) any other amounts due and payable by the Partnership to the Manager hereunder pursuant to Section 5 hereof, and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

(c)                                  Delivery of Units.  On or before each Settlement Date, the Partnership will, or will cause its transfer agent to, electronically transfer the Units being sold by crediting the Manager’s or its designee’s account (provided the Manager shall have given the Partnership written notice of such designee prior to the Settlement Date) at The Depository Trust Company (“DTC”) through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the Partnership and the Manager which in all cases shall be freely tradable, transferable units eligible for delivery through DTC.  On each Settlement Date, the Manager will deliver the related Net Proceeds in same day funds to an account designated by the Partnership on, or prior to, the Settlement Date.  The Partnership agrees that if the Partnership, or its transfer agent (if applicable), defaults in its obligation to deliver Units on a Settlement Date, in addition to and in no way limiting the rights and obligations set forth in Section 7(a) hereto, it will (i) indemnify and hold the Manager harmless against any loss, liability, claim, damage, or expense whatsoever (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Partnership or its transfer agent and (ii) pay to the Manager any commission to which it would otherwise have been entitled absent such default.  If the Manager breaches this Agreement by failing to deliver Net Proceeds to the Partnership on any Settlement Date for the Units delivered by the Partnership, the Manager will pay the Partnership interest based on the effective overnight federal funds rate on such unpaid amount less any compensation due to the Manager.

(d)                                 Limitations on Offering Size.  Under no circumstances shall the Partnership cause or request the offer or sale of any Units, if after giving effect to the sale of such Units, the aggregate offering price of the Units sold pursuant to this Agreement would exceed the lesser of (A) the amount available for offer and sale under the currently effective Registration Statement, and (B) the amount authorized from time to time to be issued and sold under this Agreement by the Partnership and notified to the Manager in writing.  Under no circumstances shall the Partnership cause or request the offer or sale of any Units pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Partnership and notified to the Manager in writing. Further, under no circumstances shall the aggregate offering price of Units sold pursuant to this Agreement, including any separate underwriting or similar agreement covering principal transactions described in Section 1 of this Agreement, exceed $150,000,000.

(e)                                  Black-out Limitations. Notwithstanding any other provision of this Agreement, the Partnership shall not offer or sell, or instruct the Manager to offer or sell, any Units through the Manager as agent (and, by notice to the Manager given by telephone (confirmed promptly by facsimile or email), shall cancel any instructions for any such offer or sale of any Units prior to the commencement of the periods referenced below), and the Manager shall not be obligated to make any such offer or sale of Units, (i) during any period in which the Partnership is, or could be deemed to be, in possession of material non-public information or (ii) except as provided in Section 3(f)(i) hereof, at any time during the period commencing on the 10th day prior to the time the Partnership issues a press release containing, or shall otherwise publicly announce, its earnings, revenues or other operating results for a fiscal period or periods (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Partnership files a quarterly report on Form 6-K or an Annual Report on Form 20-F (a “Filing Time”) that includes consolidated financial statements as of and for the same fiscal period or periods, as the case may be, covered by such Earnings Announcement.

(f)                                   If the Partnership wishes to offer or sell Units to the Manager as agent at any time during the period from and including an Earnings Announcement through and including the time that is 24 hours after the corresponding Filing Time, the Partnership shall first (i) prepare and deliver to the Manager (with a copy to counsel to the Manager) a report on Form 6-K that includes substantially the same financial and related information (together with management’s discussion and analysis thereof) that was included in such Earnings Announcement (other than any earnings projections and similar forward-looking data and officers’ quotations) (each, an “Earnings 6-K”), in form and substance reasonably satisfactory to the Manager, and, prior to its filing, obtain the written consent of the Manager to such filing (which consent shall not be unreasonably withheld), (ii) provide the Manager with the officers’ certificate, opinions and letters of counsel specified in Section 4(n) through 4(t) hereof, (iii) afford the Manager the opportunity to conduct a due diligence review in accordance with Section 4(l) hereof prior to filing such Earnings 6-K and (iv) file such Earnings 6-K with the Commission and provide the Manager with the accountants’ letter specified in Section 4(u) hereof, then the provision of clause (ii) of Section 3(e) shall not be applicable for the period from and after the time at which the foregoing conditions shall have been satisfied (or, if later, the time that is 24 hours after the time that the relevant Earnings Announcement was first publicly released) through and including the time that is 24 hours after the Filing Time of the relevant quarterly report on Form 6-K or Annual Report on Form 20-F, as the case may be.  For purposes of clarity, the parties hereto agree that (A) the delivery of any officers’ certificate, opinion or letter of counsel or accountants’ letter pursuant to this Section 3(f) shall not relieve the Partnership from any of its obligations under this Agreement with respect to any quarterly report on Form 6-K or Annual Report on Form 20-F, as the case may be, including, without limitation, the obligation to deliver officers’ certificates, opinions and letters of counsel and accountants’ letters as provided in Section 4(n) through 4(u) hereof, and (B) this Section 3(f) shall in no way affect or limit the operation of clause (i) of Section 3(e) hereof, which shall have independent application.

4.  Covenants of the Partnership.

The Partnership covenants with the Manager as follows:

(a)                                 Registration Statement Amendments.  After the date of this Agreement and during any period in which a Prospectus relating to any Units is required to be delivered by the Manager under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), (i) the Partnership will notify the Manager promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any comment letter from the Commission or any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information relating thereto; (ii)  the Partnership will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Units or a security convertible into the Units unless a copy thereof has been submitted to the Manager within a reasonable period of time before the filing and the Manager has not reasonably objected thereto, unless the Partnership shall have determined based upon the advice of counsel that such amendment, supplement or filing is required by law (provided, however, that the failure of the Manager to make such objection shall not relieve the Partnership of any obligation or liability hereunder, or affect the Manager’s right to rely on the representations and warranties made by the Partnership Parties in this

Agreement), and the Partnership will furnish to the Manager at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iii) the Partnership will cause each amendment or supplement to the Prospectus, other than documents incorporated by reference, to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act (without reliance on Rule 424(b)(8) of the Securities Act).

(b)                                 Notice of Commission Stop Orders.  The Partnership will advise the Manager, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any other order preventing or suspending the use of the Prospectus, or of the suspension of the qualification of the Units for offering or sale in any jurisdiction or of the loss or suspension of any exemption from any such qualification, or of the initiation or threatening of any proceedings for any of such purposes, or of any examination pursuant to Section 8(e) of the Securities Act concerning the Registration Statement or if the Partnership becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Units.  The Partnership will use its reasonable efforts to prevent the issuance of any stop order, the suspension of any qualification of the Units for offering or sale and any loss or suspension of any exemption from any such qualification, and if any such stop order is issued or any such suspension or loss occurs, to obtain the lifting thereof as soon as practicable.

(c)                                  Delivery of Registration Statement and Prospectus.  The Partnership will furnish to the Manager and its counsel (at the expense of the Partnership) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Units is required to be delivered under the Securities Act (including, if requested, all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities and at such locations as the Manager may from time to time reasonably request.  The copies of the Registration Statement and the Prospectus and any supplements or amendments thereto furnished to the Manager will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d)                                 Continued Compliance with Securities Laws.  If at any time when a Prospectus is required by the Securities Act or the Exchange Act to be delivered in connection with a pending sale of the Units (including, without limitation, pursuant to Rule 172), any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Manager or for the Partnership, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the Securities Act, the Partnership will promptly notify the Manager to suspend the offering of Units during such period and the Partnership will promptly prepare and file with the Commission such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Partnership will furnish to the Manager such number of copies of such amendment or supplement as the Manager may reasonably request.

(e)           Blue Sky and Other Qualifications.  The Partnership will use its reasonable best efforts, in cooperation with the Manager, to arrange, if necessary, for the qualification of the Units for sale under the laws of such jurisdictions as the Manager may reasonably designate, will maintain such qualifications in effect so long as reasonably required for the distribution of the Units; provided that in no event shall the Partnership be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Units, in any jurisdiction where it is not now so subject.

(f)            Rule 158.  As soon as practicable, the Partnership will make generally available to its unitholders and to the Manager an earnings statement or statements of the Partnership and its subsidiaries that will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

(g)           Use of Proceeds.  The Partnership will use the net proceeds received by it from the sale of the Units in the manner specified in the Prospectus under “Use of Proceeds.”

(h)           Listing.  During any period in which the Prospectus relating to the Units is required to be delivered by the Manager under the Securities Act with respect to a pending sale of the Units (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Partnership will use its commercially reasonable efforts to cause the Units to be listed on the NASDAQ.

(i)            Reporting Requirements.  The Partnership, during any period when the Prospectus is required to be delivered under the Securities Act and the Exchange Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act.

(j)            Notice of Other Sales.  The Partnership will not, without (i) giving the Manager at least three business days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale and (ii) the Manager suspending activity under this program for such period of time as requested by the Partnership or as deemed appropriate by the Manager in light of the proposed sale, (A) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, directly or indirectly, any Common Units or securities convertible into or exchangeable or exercisable for or repayable with Common Units, or file any registration statement under the Securities Act with respect to any of the foregoing (other than a shelf registration statement under Rule 415 under the Securities Act, a registration statement on Form S-8 or post-effective amendment to the Registration Statement) or (B) enter into any swap or other agreement or any transaction that transfers in whole or in part, directly or indirectly, any of the economic consequence of ownership of the Common Units, or any securities convertible into or exchangeable or exercisable for or repayable with Common Units, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of Common Units or such other securities, in cash or otherwise. Notwithstanding the foregoing, the Partnership may (i) issue and sell Units pursuant to this Agreement or any Terms Agreement, (ii) issue and sell Common Units pursuant to employee stock option or other incentive compensation plans or employment arrangements existing on the date hereof as described in the Prospectus (as such plans may be amended, supplemented or replaced), or pursuant to incentive compensation plans or employment arrangements entered into in the ordinary course, (iii) issue Common Units upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof which is disclosed in the Registration Statement and the Prospectus, (iv) issue general partner units to maintain the General Partner’s 2% general partner interest in the Partnership, (v) issue Common Units or general partner units to Golar or any of its subsidiaries, provided, that in connection with such issuance, Golar or any applicable subsidiary agrees in writing to be bound by the provisions of this Section 4(j), and (vi) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Units.

(k)           Change of Circumstances.  The Partnership will, at any time during a fiscal quarter in which the Partnership intends to instruct the Manager to sell Units under this Agreement, advise the Manager promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to the Manager pursuant to this Agreement.

(l)            Due Diligence Cooperation.  The Partnership will cooperate with any reasonable due diligence review conducted by the Manager or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior officers, during regular business hours and at the Partnership’s principal offices, as the Manager may reasonably request.

(m)          Disclosure of Sales.  The Partnership will disclose in its quarterly reports on Form 6-K and in its annual report on Form 20-F the number of Units sold through the Manager, the Net Proceeds to the Partnership and the compensation payable by the Partnership to the Manager with respect to such Units.

(n)           Representation Dates; Certificate.  On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and:

(1)           each time the Partnership:

(i)            files the Prospectus relating to the Units or amends or supplements the Registration Statement or the Prospectus relating to the Units by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Units;

(ii)           files an annual report on Form 20-F under the Exchange Act (the date of each such 20-F filing, and any date on which an amendment to any such document is filed, an “Annual Filing Date”);

(iii)          files a quarterly report on Form 6-K (other than an Earnings 6-K) under the Exchange Act containing reviewed quarterly financial statements (the date of each such 6-K filing, and any date on which an amendment to any such document is filed); or

(iv)          files a report on Form 6-K containing financial statements, which are incorporated by reference into the Registration Statement;

(2)           at any time the Units are delivered to the Manager as principal pursuant to a Terms Agreement; and

(3)           at any other time reasonably requested by the Manager (each such date of filing of one or more of the documents referred to in clauses (1)(i) through (iv) and any time of request pursuant to this Section 4(n) shall be a “Representation Date”), the Partnership shall furnish the Manager (or in the case of clause (2) above, the relevant Manager party to such Terms Agreement) with a certificate, in the form attached hereto as Exhibit D within three Trading Days of any Representation Date.  The requirement to provide a certificate under this Section 4(n) shall be waived for any Representation Date occurring at a time at which no instruction by the Partnership to the Manager to sell Units under this Agreement is in effect, which waiver shall continue until the earlier to occur of the date the Partnership delivers an instruction to the Manager to sell Units pursuant to Section 3(a) hereof (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date that is an Annual Filing Date.  Notwithstanding the foregoing, if the Partnership subsequently decides to sell Units following a Representation Date when the Partnership relied on such waiver and did not provide the Manager with a certificate under this Section 4(n), then before the Partnership delivers an instruction pursuant to Section 3(a) or the Manager sells any Units, the Partnership shall provide the Manager with a certificate, in the form attached hereto as Exhibit D, dated the date of such instruction.

(o)           Legal Opinion of Vinson & Elkins L.L.P.  On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and within three Trading Days of each Representation Date with respect to which the Partnership is obligated to deliver a certificate in the form attached hereto as Exhibit D for which no waiver is applicable, the Partnership shall cause to be furnished to the Manager a written opinion of

Vinson & Elkins L.L.P., U.S. counsel to the Partnership Entities, in form and substance satisfactory to the Manager and its counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit C-1, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinions for subsequent Representation Dates, counsel may furnish the Manager with a letter (a “Reliance Letter”) to the effect that the Manager may rely on a prior opinion delivered under this Section 4(o) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

(p)           Legal Opinion of Seward & Kissel LLP.  On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and within three Trading Days of each Representation Date with respect to which the Partnership is obligated to deliver a certificate in the form attached hereto as Exhibit D for which no waiver is applicable, the Partnership shall cause to be furnished to the Manager a written opinion of Seward & Kissel LLP, special Republic of Liberia and Republic of The Marshall Islands counsel to the Partnership Entities, in form and substance satisfactory to the Manager and its counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit C-2, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinions for subsequent Representation Dates, counsel may furnish the Manager with a Reliance Letter to the effect that the Manager may rely on a prior opinion delivered under this Section 4(p) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

(q)           Legal Opinion of Heller Redo Barroso Advogados Associados.  On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and within three Trading Days of each Representation Date that is an Annual Filing Date, the Partnership shall cause to be furnished to the Manager a written opinion of Heller Redo Barroso Advogados Associados, special Brazilian counsel to the Partnership Entities, in form and substance satisfactory to the Manager and its counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit C-3, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented.

(r)            Legal Opinion of Watson, Farley & Williams (UK) LLP.  On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and within three Trading Days of each Representation Date that is an Annual Filing Date, the Partnership shall cause to be furnished to the Manager a written opinion of Watson, Farley & Williams (UK) LLP, special United Kingdom counsel to the Partnership Entities, in form and substance satisfactory to the Manager and its counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit C-4, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented.

(s)            Legal Opinion of JLC Advisors LLP.  On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and within three Trading Days of each Representation Date that is an Annual Filing Date, the Partnership shall cause to be furnished to the Manager a written opinion of JLC Advisors LLP, special Singapore counsel to the Partnership Entities, in form and substance satisfactory to the Manager and its counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit C-5, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented.

(t)            Legal Opinion of Hanafiah Ponggawa & Partners.  On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and within three Trading Days of each Representation Date that is an Annual Filing Date, the Partnership shall cause to be furnished to the Manager a written opinion of Hanafiah Ponggawa & Partners, special Indonesian counsel to the Partnership Entities, in form and substance satisfactory to the Manager and its counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit C-6, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented.

(u)           Comfort Letter.  On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and within three Trading Days of each Representation Date with respect to which the Partnership is obligated to deliver a certificate in the form attached hereto as Exhibit D for which no waiver is applicable, the Partnership shall cause Ernst & Young LLP (and any other independent accountants whose report is included in the Registration Statement or the Prospectus) to furnish the Manager a letter or letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, in form and substance satisfactory to the Manager, each (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(v)           Opinion of Counsel for the Manager.  On or prior to the date that the first Units are sold pursuant to the terms of this Agreement and within three Trading Days of each Representation Date with respect to which the Partnership is obligated to deliver a certificate in the form attached hereto as Exhibit D for which no waiver is applicable, the Manager shall have received the favorable written opinion or opinions of Latham & Watkins LLP, counsel for the Manager, dated such date, with respect to such matters as the Manager may reasonably request.

(w)          Market Activities.  The Partnership will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units or (ii) sell, bid for, or purchase the Units to be issued and sold pursuant to this Agreement, or pay anyone any compensation for soliciting purchases of the Units to be issued and sold pursuant to this Agreement other than the Manager; provided, however, that the Partnership may bid for and purchase its Common Units in accordance with Rule 10b-18 under the Exchange Act and may otherwise take any action permitted by Regulation M under the Exchange Act; and provided further, that no such bids or purchases in accordance with Rule 10b-18 under the Exchange Act shall be made by the Partnership during the three Trading Days before or after any sale of any Units pursuant to this Agreement.

(x)           No Offer to Sell.  Other than a free writing prospectus (as defined in Rule 405 under the Securities Act) approved in advance in writing by the Partnership and the Manager, the Partnership (including its agents and representatives, other than the Manager) will not, directly or indirectly, make, use, prepare, authorize, approve or refer to any free writing prospectus relating to the Units to be sold by the Manager as principal or agent hereunder.

(y)           Sarbanes-Oxley Act.  The Partnership will take all necessary action to comply, in all material respects, with all effective applicable provisions of the Sarbanes-Oxley Act.

(z)           Regulation M.  If the Partnership has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Partnership or the Common Units, it shall promptly notify the Manager and sales of the Units under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

5.   Payment of Expenses.

The Partnership Parties jointly and severally agree to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus, and each amendment or supplement; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement and the Prospectus, and all amendments or supplements as may, in each case, be reasonably requested for use in connection with the offering and sale of the Units; (iii) the preparation, printing, authentication and delivery of certificates for the Units, including any stamp or transfer taxes in connection with the original sale of the Units; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Units; (v) any registration or qualification of the Units for offer and sale under the Units or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Manager relating to such registration and qualification); (vi) any filings required to be made with FINRA (including filing fees and the reasonable fees and expenses of counsel for the Manager relating to such filings); (vii) the transportation and other expenses incurred by or on behalf of Partnership representatives in connection with presentations to prospective purchasers of the Units; (viii) the fees and expenses of the Partnership’s accountants and the fees and expenses of counsel (including local and special counsel) for the Partnership; (ix) the reasonable fees, disbursements and expenses of counsel for the Manager in connection with this Agreement and the Registration Statement and ongoing services in connection with the transactions contemplated hereunder; and (x) all other costs and expenses incident to the performance by the Partnership of its obligations hereunder.  Notwithstanding the foregoing, it is understood that except as expressly provided in this Section 5, the Manager will pay all of its own costs and expenses, including without limitation, fees and disbursements of its counsel and transfer taxes on the resale by it of any of the Units.

6.   Conditions of the Manager’s Obligations.

The obligations of the Manager hereunder with respect to a sale of Units will be subject to the continuing accuracy and completeness of the representations and warranties of the Partnership Parties contained in this Agreement or in certificates of any officer of the Partnership Parties delivered pursuant to the provisions hereof, to the performance by the Partnership Parties of its covenants and other obligations hereunder, and to the following further conditions:

(a)           Effectiveness of Registration Statement.  The Registration Statement and any Rule 462(b) Registration Statement shall have become effective and shall be available for (i) all sales of Units pursuant to this Agreement and (ii) the sale of all Units contemplated to be issued by any instruction by the Partnership given to the Manager pursuant to Section 3(a).

(b)           No Material Notices.  None of the following events shall have occurred and be continuing: (i) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus, or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus, or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)           Material Changes.  Except as contemplated in the Prospectus, or disclosed in the Partnership’s reports filed with the Commission, there shall not have been any material adverse change in the general affairs, condition (financial or business), assets or results of operations of the Partnership Entities taken as a whole, whether or not arising from transactions in the ordinary course of business.

(d)           Opinions of Counsel for Partnership Entities.  The Manager shall have received the favorable opinion of each counsel for the Partnership Entities, required to be delivered pursuant to Sections 4(o), 4(p), 4(q), 4(r), 4(s) and 4(t), to the extent required to be delivered on such Settlement Date.

(e)           Representation Certificate.  The Manager shall have received the certificate required to be delivered pursuant to Section 4(n).

(f)            Accountant’s Comfort Letters.  The Manager shall have received the Comfort Letters required to be delivered pursuant Section 4(u).

(g)           Approval for Listing.  The Units shall either have been (i) approved for listing on the NASDAQ, subject only to notice of issuance, or (ii) the Partnership shall have filed an application for listing of the Units on the NASDAQ at, or prior to, the issuance of any instruction to the Manager to sell Units pursuant to Section 3(a).

(h)           No Objection.  Prior to the issuance of any instruction of the Partnership pursuant to Section 3(a), FINRA shall not have raised any objections with respect to the fairness and reasonableness of the terms and arrangements with respect to the sale of the Units.

(i)            No Suspension.  Trading in the Units shall not have been suspended on the NASDAQ.

(j)            Additional Documents.  On each date on which the Partnership is required to deliver a certificate pursuant to Section 4(n), counsel for the Manager shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Units as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained in this Agreement.

(k)           Securities Act Filings Made.  All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any instruction of the Partnership pursuant to Section 3(a) shall have been made within the applicable time period prescribed for such filing by Rule 424.

(l)            Actively Traded Security. The Partnership will notify the Manager if the Partnership determines at any time that the Common Units are no longer an “actively traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

7.   Indemnification and Contribution.

(a)           The Partnership Parties agree, jointly and severally, to indemnify and hold harmless the Manager, its affiliates, directors, officers, employees and agents, and each person who controls the Manager within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, (ii) the omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) the omission or alleged omission to state in any Prospectus or any Issuer Free Writing Prospectus a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Partnership Parties will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Partnership Parties by or on behalf of the Manager specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of the Manager consists of the information described as such in Section 7(b) hereof.  This indemnity agreement will be in addition to any liability which the Partnership Parties may otherwise have.

(b)           The Manager agrees to indemnify and hold harmless the Partnership Parties, their directors, each of their officers who signs the Registration Statement, and each person who controls the Partnership Parties within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity to the Manager, but only with reference to any written information furnished to the Partnership Parties by or on behalf of the Manager specifically for inclusion in the Registration Statement and the Prospectus, it being understood and agreed that the only such information furnished by or on behalf of the Manager for inclusion in the Registration Statement and the Prospectus consists of the name of the Manager.  This indemnity agreement will be in addition to any liability which the Manager may otherwise have.

(c)           Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)           In the event that the indemnity provided in paragraph (a) or (b) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Partnership Parties and the Manager agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Partnership Parties and the Manager may be subject in such proportion as is appropriate to reflect the relative benefits received by the Partnership Parties on the one hand and by the Manager on the other from the offering of the Units. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Partnership Parties and the Manager shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Partnership Parties on the one hand and of the Manager on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations.  Benefits received by the Partnership Parties shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by the Partnership Parties, and benefits received by the Manager shall be deemed to be equal to the total commissions received by the Manager.  Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Partnership Parties on the one hand or the Manager on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Partnership Parties and the Manager agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this Section 7(d), the Manager shall not be required to contribute any amount in excess of the amount by which the total price at which the Units distributed to the public were offered to the public exceeds the amount of any damages which the Manager has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.  Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 7, each person who controls the Manager within the meaning of either the Securities Act or the Exchange Act and each affiliate, director, officer, employee and agent of the Manager shall have the same rights to contribution as the Manager, and each person who controls the Partnership Parties within the meaning of either the Securities Act or the Exchange Act, each officer of the Partnership Parties who shall have signed the Registration Statement and each director of the Partnership Parties shall have the same rights to contribution as the Partnership Parties, subject in each case to the applicable terms and conditions of this paragraph (d).

8.   Representations, Warranties and Agreements to Survive Delivery.

All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Partnership or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Manager or controlling person, or by or on behalf of the Partnership, and shall survive delivery of the Units to the Manager.

9.   Termination of Agreement.

(a)           Termination by the Partnership.  The Partnership shall have the right, by giving notice as hereinafter specified to terminate this Agreement as to the Manager in its sole discretion at any time after the date of this Agreement; provided, however, that with respect to any pending sale through the Manager for the Partnership, the obligations of the Partnership, including in respect of compensation of the Manager, shall remain in full force and effect notwithstanding the termination.

(b)           Termination by the Manager.  The Manager shall have the right, by giving three days’ notice as hereinafter specified to terminate its obligations under this Agreement in its sole discretion at any time after the date of this Agreement.

(c)           Automatic Termination.  Unless earlier terminated pursuant to this Section 9, this Agreement shall automatically terminate upon the issuance and sale of all of the Units through the Manager on the terms and subject to the conditions set forth herein with an aggregate sale price equal to the amount set forth in Section 1 of this Agreement.

(d)           Continued Force and Effect.  This Agreement shall remain in full force and effect unless terminated pursuant to Sections 9(a), (b) or (c) above or otherwise by mutual agreement of the parties.

(e)           Effectiveness of Termination.  Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by the Manager or the Partnership, as the case may be.  If such termination shall occur prior to the Settlement Date for any sale of Units, such Units shall settle in accordance with the provisions of this Agreement.

(f)            Liabilities.  If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 5 hereof, and except that, in the case of any termination of this Agreement, Section 2, Section 7, Section 8 and Section 18 hereof shall survive such termination and remain in full force and effect.

10.   Notices.  Except as otherwise provided in this Agreement, all communications hereunder will be in writing and effective only on receipt, and, if sent to the Partnership, will be mailed or delivered to Golar Management Limited, 13th Floor, 1 America Square, 17 Crosswall, London, England (fax no. (+44) 207 063 7901), Attention: Graham Robjohns; or if sent to Wells Fargo Securities, LLC, will be mailed or delivered to Wells Fargo Securities, LLC, 375 Park Avenue, New York, New York 10152, Attention:  Equity Syndicate Department (fax:  212-214-5918).

11.   Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.

12.   Applicable Law.  This Agreement and any claim, controversy or dispute relating to or arising out of this Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

13.   Venue(a) .  (a) Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any court within the Borough of Manhattan of New York City, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Partnership has appointed Puglisi & Associates, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any such action arising out of or based on this Agreement, the transactions contemplated hereby or any alleged violation of the securities laws of the United States or any state in the United States which may be instituted in any New York court, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto.  Such appointment shall be irrevocable.  The Partnership Parties represent and warrant that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent and written notice of such service to the Partnership Parties shall be deemed, in every respect, effective service of process upon the Partnership Parties.

(b)           If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Manager could purchase United States dollars with such other currency in the City of New York on the business day proceeding that on which final judgment is given.  The obligations of the Partnership Parties in respect of any sum due from it to the Manager shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by the Manager of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Manager may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Manager hereunder, the Partnership Parties agree, as a separate obligation and notwithstanding any such judgment, that the party responsible for such judgment shall indemnify the Manager against such loss.  If the United States dollars so purchased are greater than the sum originally due to the Manager hereunder, the Manager agrees to pay to the Partnership Parties an amount equal to the excess of the dollars so purchased over the sum originally due to the Manager hereunder.

14.   Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

15.   Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Delivery of an executed Agreement by one party to the other may be made by facsimile or e-mail transmission.

16.   Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below:

“Applicable Time” means the time of each sale of any Units pursuant to this Agreement.

“Commission” means the Securities and Exchange Commission.

“EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval system.

“Effective Date” means any date as of which any part of the Registration Statement relating to the Units became, or is deemed to have become, effective under the Securities Act, in accordance with the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Investment Company Act” means the Investment Company Act of 1940, as amended.”

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Units.

“Rule 163,” “Rule 164,” “Rule 172,” “Rule 405,” “Rule 415,” “Rule 424(b),” “Rule 430B,” “Rule 433” and “Rule 462(b)” refer to such rules under the Securities Act.

“Rule 462(b) Registration Statement” means a registration statement filed by the Partnership pursuant to Rule 462(b) for the purpose of registering any of the Units under the Securities Act, including the documents incorporated by reference therein and the Rule 430A Information.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or implementing the provisions thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

All references in this Agreement to financial statements and schedules and other information that is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that is incorporated by reference in the Registration Statement or the Prospectus, as the case may be.

All references in this Agreement to the Registration Statement, any Rule 462(b) Registration Statement, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to EDGAR and all references in this Agreement to “supplements” to the Prospectus shall include, without limitation, any supplements, “wrappers” or similar materials prepared in connection with any offering, sale or private placement of any Units by the Manager outside of the United States.

17.   Research Analyst Independence.  The Partnership Parties acknowledge that the Manager’s research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that the Manager’s research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Partnership Parties and/or the offering that differ from the views of their respective investment banking divisions. The Partnership Parties acknowledge that the Manager is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

18.   No Fiduciary Duty.  The Partnership Parties hereby acknowledge that (a) the sale of the Units pursuant to this Agreement is an arm’s-length commercial transaction between the Partnership, on the one hand, and the Manager and any affiliate through which it may be acting, on the other, (b) the Manager is acting as principal and not as an agent or fiduciary of the Partnership Parties and (c) the Partnership’s engagement of the Manager in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Partnership agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Manager has advised or is currently advising the Partnership on related or other matters).  The Partnership Parties agree that they will not claim that the Manager has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Partnership Parties, in connection with such transaction or the process leading thereto.

[Signature Pages Follow.]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Partnership Parties and the Manager.

Very truly yours,

GOLAR LNG PARTNERS LP

By:	/s/ Andrew J.D. Whalley
Name: Andrew J. D. Whalley
Title: Director

GOLAR GP LLC

By: Golar LNG Limited, its sole member

By:	/s/ Andrew J.D. Whalley
Name: Andrew J.D. Whalley
Title: Director

GOLAR PARTNERS OPERATING LLC

By: Golar LNG Partners LP, its sole member

By:	/s/ Andrew J.D. Whalley
Name: Andrew J.D. Whalley
Title: Director

Signature Page to Equity Distribution Agreement

Accepted:

WELLS FARGO SECURITIES, LLC

By:	/s/ Elizabeth Alvarez
	Name:	Elizabeth Alvarez
	Title:	Managing Director

Signature Page to Equity Distribution Agreement

SCHEDULE I

Operating Subsidiaries

Name	Jurisdiction of Organization	Ownership
Golar LNG 2234 LLC	Republic of Liberia	100%
Golar Maritime (Asia) Inc	Republic of Liberia	100%
Faraway Maritime Shipping Company	Republic of Liberia	60%
Golar LNG 2215 Corporation	Republic of The Marshall Islands	100%
Golar LNG Holding Corporation	Republic of The Marshall Islands	100%
Golar Freeze Holding Co	Republic of The Marshall Islands	100%
Golar Spirit Corporation	Republic of The Marshall Islands	100%
Golar Khannur Corporation	Republic of The Marshall Islands	100%
Golar Grand Corporation	Republic of The Marshall Islands	100%
Golar Winter Corporation	Republic of The Marshall Islands	100%
Golar Hull M2031 Corp.	Republic of The Marshall Islands	100%
Golar Eskimo Corporation	Republic of The Marshall Islands	100%
Golar 2215 UK Ltd.	United Kingdom	100%
Golar Spirit UK Ltd.	United Kingdom	100%
Golar Winter UK Ltd.	United Kingdom	100%
Golar Freeze UK Ltd.	United Kingdom	100%
Golar Serviços de Operação de Embarcaçŏes Ltda.	Brazil	100%
Golar LNG (Singapore) Pte. Ltd.	Singapore	100%
PT Golar Indonesia	Republic of Indonesia	49%

EXHIBIT A

AUTHORIZED INDIVIDUALS

Wells Fargo Securities, LLC

Josie Callanan

David Herman

Frank Santoro

Golar LNG Partners LP

Tor Olav Trøim

EXHIBIT B

Vessels

Vessel	Owner (Ownership Interest)	Jurisdiction of Registration
Golar Mazo	Faraway Maritime Shipping Company (100% ownership)	Liberia
Methane Princess	A&L CF June (3) Limited (100% ownership) Golar LNG 2215 Corporation (100% leasehold interest) Golar 2215 UK Ltd (100% sub-leasehold interest)	Marshall Islands
Golar Spirit	Golar Spirit Corporation (100% ownership)	Marshall Islands
Golar Winter	Golar Winter Corporation (100% ownership)	Marshall Islands
Golar Freeze	Golar Freeze Holding Co (100% ownership)	Marshall Islands
Nusantara Regas Satu	PT Golar Indonesia (100% ownership)	Indonesia
Golar Grand	Golar Grand Corporation (100% ownership)	Marshall Islands
Golar Maria	Golar LNG 2234 LLC (100% ownership)	Marshall Islands
Golar Igloo	Golar Hull M2031 Corp. (100% ownership)	Marshall Islands
Golar Eskimo	Golar Eskimo Corporation (bareboat charter interest)	Marshall Islands
Golar Tundra	Golar LNG NB13 Corporation (bareboat charter interest)	Marshall Islands

EXHIBIT C-1

FORM OF OPINION OF VINSON & ELKINS L.L.P.

EXHIBIT C-2

FORM OF OPINION OF SEWARD & KISSEL LLP

EXHIBIT C-3

FORM OF OPINION OF HELLER REDO BARROSO ADVOGADOS ASSOCIADOS

EXHIBIT C-4

FORM OF OPINION OF WATSON, FARLEY & WILLIAMS (UK) LLP

EXHIBIT C-5

FORM OF OPINION OF JLC ADVISORS LLP

EXHIBIT C-6

FORM OF OPINION OF HANAFIAH PONGGAWA & PARTNERS

EXHIBIT D

OFFICER CERTIFICATE

The undersigned, the duly qualified and elected [  ], of Golar LNG Partners LP (the “Partnership”), a limited partnership organized under the laws of the Republic of The Marshall Islands, does hereby certify in such capacity and on behalf of the Partnership, pursuant to Section 4(n) of the Equity Distribution Agreement dated September 13, 2017 (the “Agreement”) between the Partnership and Wells Fargo Securities, LLC (the “Manager”), that to the knowledge of the undersigned:

(i)            The representations and warranties of the Partnership Parties in Section 2 of the Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and

(ii)           The Partnership Parties have complied in all material respects with all agreements and satisfied all conditions on their part to be performed or satisfied pursuant to the Agreement at or prior to the date hereof (other than those conditions waived by the Manager).

IN WITNESS WHEREOF, the undersigned has executed this Officer Certificate as of the date first written above.

GOLAR LNG PARTNERS LP

By:
Name:
Title:

D-1